Lithia Announces Acquisition of Toyota Store; Second DCH Acquisition

MEDFORD, OR -- (Marketwired - February 02, 2016) - Lithia Motors, Inc. (NYSE: LAD) has acquired Ira Toyota / Scion of Milford, Massachusetts. The store will be renamed DCH Toyota / Scion of Milford and will add $65 million in estimated annual revenues.

Bryan DeBoer, President and Chief Executive Officer, commented, "We are pleased to announce the first east coast acquisition within our metropolitan market strategy with DCH Toyota / Scion of Milford. This is the second store acquired by DCH and complements the Riverside Subaru acquisition announced last week. DCH Toyota / Scion of Milford is our first store in the state of Massachusetts and provides a platform for expansion into the greater Boston metropolitan area. We remain focused on continued acquisition growth within both rural and metropolitan markets in the future."

About Lithia
Lithia Motors, Inc. is one of the largest automotive retailers in the United States. Lithia sells 31 brands of new vehicles and all brands of used vehicles at 138 stores in 15 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites
www.lithia.com
www.lithiacareers.com

Lithia Motors on Facebook
http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter
http://twitter.com/lithiamotors

Contact:
John North
VP Finance and Chief Accounting Officer
(541) 618-5748